Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-221390) pertaining to the Funko, Inc. 2017 Incentive Award Plan of our report dated March 16, 2018, with respect to the consolidated financial statements of Funko, Inc. included in this Annual Report (Form 10-K) of Funko, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Seattle, Washington

March 16, 2018